Exhibit 99.1
FOR IMMEDIATE RELEASE
Lancer Corporation Announces Filing of Lawsuit
in Connection with its Acquisition by Hoshizaki America, Inc.
San Antonio, Texas, January 11, 2006 — Lancer Corporation (AMEX: LAN) announced today that a purported stockholder of the company has filed a lawsuit in the 288th District Court of Bexar County, Texas in the name of the company against its Board of Directors. The lawsuit concerns the previously announced Agreement and Plan of Merger pursuant to which the company will be acquired by an affiliate of Hoshizaki America, Inc. for $22.00 per share in cash, representing a transaction value of approximately $215.0 million. A meeting of the company’s stockholders is scheduled for January 31, 2006, to vote on approval of the pending merger. The company filed a definitive proxy statement with the Securities and Exchange Commission on December 22, 2005, and mailed the definitive proxy materials to stockholders on December 23, 2005.
The lawsuit alleges that the consideration to be received by the public stockholders of the company is inadequate, that the defendants breached certain fiduciary duties owed to the company’s public stockholders and that the process designed to maximize stockholder value in the transaction with Hoshizaki America, Inc. was unfair. The Company believes the purported derivative lawsuit is defective.
About Lancer Corporation
Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom. Lancer is a vertically integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufactures a complete range of fountain soft drink dispensers, frozen beverage dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.
From time to time, the company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” These statements are made based on management’s expectations and beliefs concerning future events and are not guarantees of future performance. The company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the company’s manufacturing, distribution centers or offices; changes in the company’s relationships with key customers; litigation that may have an adverse effect on the company’s financial results or reputation; changes in the company’s relationships with customers or vendors; changes in foreign currency exchange rates; or changes in government or regulatory requirements increasing the company’s cost of operations.
These and other factors that may adversely affect the company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

In connection with the proposed merger, Lancer Corporation has filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AS IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Lancer Corporation at the Securities and Exchange Commission’s web site at http://www.sec.gov.
Contact
For Lancer Corporation:
Scott Adams
Treasurer
210.310.7000
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